                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 12)*

                                McGrath RentCorp
                                ----------------
                                (Name of Issuer)

                                  Common Stock
                                  ------------
                         (Title of Class of Securities)

                                 580589 - 10 - 9
                                 ---------------
                                 (CUSIP Number)

        *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior page.

        The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s) )



                                       ---

CUSIP No. 580589-10-9                 13G

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(1) Names of Reporting Persons. S.S. or I.R.S. Identification Nos. of Above Persons

        Robert P. McGrath
        ------------------------------------------------------------------------

(2)     Check the Appropriate Box if a Member of a Group* (a) [ ]
                                                          (b) [ ]

        ------------------------------------------------------------------------

(3)     SEC Use Only

        ------------------------------------------------------------------------

(4)     Citizenship or Place of Organization

        USA
        ------------------------------------------------------------------------

                    (5)    Sole Voting Power
                               52,723
                           -----------------------------------------------------
     Number of
       Shares       (6)    Shared Voting Power
   Beneficially               2,207,756
     Owned by              -----------------------------------------------------
  Each Reporting
    Person With     (7)    Sole Dispositive Power
                                  0
                           -----------------------------------------------------

                    (8)    Shared Dispositive Power
                              2,207,756
                           -----------------------------------------------------

(9)     Aggregate Amount Beneficially Owned by Each Reporting Person
        2,290,998

        ------------------------------------------------------------------------

(10)    Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares *

        ------------------------------------------------------------------------

(11)    Percent of Class Represented by Amount in Row (9)
        16.4%

        ------------------------------------------------------------------------

(12)    Type of Reporting Person*
        IN
        ------------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

ITEM 1(A).     NAME OF ISSUER
               McGrath RentCorp
--------------------------------------------------------------------------------
ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES
               5700 Las Positas Road,  Livermore, CA 94550
--------------------------------------------------------------------------------
ITEM 2(A).     NAME OF PERSON (S) FILING
               Robert P. McGrath
--------------------------------------------------------------------------------
ITEM 2(B).     ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE
               5700 Las Positas Road, Livermore, CA 94550
--------------------------------------------------------------------------------
ITEM 2(C).     CITIZENSHIP
               United States of America
--------------------------------------------------------------------------------
ITEM 2(D).     TITLE OF CLASS OF SECURITIES
               Common Stock
--------------------------------------------------------------------------------
ITEM 2(E).     CUSIP NUMBER
               580589-10-9
--------------------------------------------------------------------------------

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13D-1(B), OR 13D-2(B), CHECK WHETHER THE PERSON FILING IS A

   (a) [ ]    Broker or Dealer registered under Section 15 of the Act

   (b) [ ]    Bank as defined in section 3(a)(6) of the Act

   (c) [ ]    Insurance Company as defined in section 3(a)(19) of the Act

   (d) [ ] Investment Company registered under section 8 of the Investment Company Act

   (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940

   (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

   (g) [ ] Parent Holding Company, in accordance with Rule 13d-1(b)(ii)(G) (Note: See Item 7)

   (h) [ ]    Group, in accordance with Rule 13d-1(b)(1)(ii)(H)

ITEM 4.  OWNERSHIP

(a)     Amount Beneficially Owned:
               2,290,998
        ------------------------------------------------------------------------

(b)     Percent of Class:

               16.4%
        ------------------------------------------------------------------------

(c) Number of shares as to which such person has:

    (i)     sole power to vote or to direct the vote
                      52,723
            --------------------------------------------------------------------

    (ii)    shared power to vote or to direct the vote
            2,207,756
            --------------------------------------------------------------------

   (iii)    sole power to dispose or to direct the disposition of
            0
            --------------------------------------------------------------------

    (iv)    shared power to dispose or to direct the disposition of
            2,207,756
            --------------------------------------------------------------------



ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / /

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON




ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY



ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP



ITEM 9.  NOTICE OF DISSOLUTION OF GROUP



ITEM 10.  CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                 February 9, 1999
                    ---------------------------------------------
                                                           (Date)

                                            /s/ Robert P. McGrath
                    ---------------------------------------------
                                                      (Signature)

                       Robert P. McGrath, Chief Executive Officer
                    ---------------------------------------------
                                                     (Name/Title)